UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12
Artes Medical, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ARTES MEDICAL, INC.
IMPORTANT MESSAGE FROM YOUR BOARD OF DIRECTORS
October 31, 2008
Dear Fellow Stockholder:
Yesterday the Company announced that it temporarily adjourned its annual meeting of stockholders until November 13, 2008. The annual meeting will be reconvened at 10:00 a.m. at the Company’s corporate offices located at 5870 Pacific Center Blvd., San Diego, California 92121.
The temporary adjournment of the annual meeting follows on the heels of two victories by the Company in Federal Court on October 29, 2008 in cases brought by dissident stockholders. In one case, a dissident stockholder, Barry Rubin, sought to disenfranchise the stockholders who had invested in the Company’s recent private placement by asking the Federal Court to prevent these shares from being voted at the annual meeting. The Federal Court ruled against Rubin, clearing the way for these stockholders to participate at the annual meeting.
In the other case, dissident stockholder H. Michael Shack sought an order that effectively would require the Company to put before the stockholders his slate of directors and bylaw and other governance changes. On August 29, 2008, the Company issued its preliminary proxy statement which explained that Shack’s nominations and proposals would not be put before the stockholders because he had failed to comply with the corporate governance provisions contained in the Company’s stockholder-approved bylaws. At the hearing yesterday, the Federal Court ruled against Shack and denied his application for a temporary restraining order.
Having lost in Federal Court, Shack failed to appear at the annual meeting or deliver the proxies he had collected. The Company has been informed that had Shack appeared or delivered the proxies, a quorum would have been present, and the Company’s director nominees would have been successfully elected. Shack had represented in the proxy materials he filed with the Securities and Exchange Commission and in his court pleadings that he intended to attend the annual meeting and vote the shares he represented by proxy.
As a result of the temporary adjournment, under the laws of Delaware and the Company’s bylaws, John Costantino and Christopher J. Reinhard will continue to serve as directors on the Company’s board.
If you have not yet voted, or if you voted on a blue proxy card, we urge you to please sign, date and return the enclosed WHITE proxy card today or vote by telephone or internet as described on the WHITE proxy card, whether or not you plan to attend the annual meeting on November 13, 2008. Your vote is important, and votes on a blue proxy card will not be counted at the meeting.
On behalf of your Board of Directors, thank you for your attention and continued support.
Sincerely,
Christopher J. Reinhard
Executive Chairman of the Board of Directors

Forward-Looking Statements
This letter to stockholders contains forward-looking statements that are based on the Company’s current beliefs and assumptions and on information currently available to its management and Board of Directors. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. As a result of these risks, uncertainties and other factors, which include the Company’s history of net losses, its ability to timely raise additional funds to support its operations and future product acquisition plans, its ability to manage its operating expenses, its reliance on sales of ArteFill and Elevess, its future receipt of FDA approval to extend the efficacy period of ArteFill beyond six months and eliminate the skin test requirement, and the risk that the Company’s revenue projections may prove incorrect because of unexpected difficulty in generating sales and market acceptance of ArteFill and Elevess, readers are cautioned not to place undue reliance on any forward-looking statements included in this letter to stockholders. A more extensive set of risks and uncertainties is set forth in the Company’s SEC filings available at www.sec.gov. These forward-looking statements represent beliefs and assumptions only as of the date of this letter, and the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.
Important Additional Information
On September 30, 2008, the Company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2008 annual meeting of stockholders (the “Proxy Statement”). The Company mailed the Proxy Statement to stockholders prior to the annual meeting. The Proxy Statement contains important information about the Company and the annual meeting. The Company’s stockholders are urged to read the Proxy Statement carefully. Stockholders will be able to obtain copies of the Company’s 2008 Proxy Statement and other documents filed by the Company with the SEC in connection with its 2008 annual meeting of stockholders at the SEC’s website at www.sec.gov or at the Investor Relations section of the Company’s website at www.artesmedical.com. The Company, its directors and its executive officers are deemed participants in the solicitation of proxies from stockholders in connection with the Company’s 2008 annual meeting of stockholders. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement.
Artes Medical® and ArteFill® are registered trademarks of Artes Medical, Inc.

IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOUR VOTE IS
IMPORTANT! PLEASE, SIGN, DATE AND RETURN MANAGEMENT’S WHITE PROXY
CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE AS SOON AS POSSIBLE.
IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR WHITE PROXY
CARD, PLEASE CONTACT OUR PROXY SOLICITOR:
199 WATER STREET
NEW YORK, NY 10038
BANKS & BROKERS PLEASE CALL:
(212) 440-9800
ALL OTHERS CALL TOLL-FREE:
(800) 501-4292